Exhibit 99.1

January 5, 2026

Dear Shareholder:

As calendar year 2025 has come to a close, I thought it would be important to look back and reflect on all of the accomplishments we made in truly a transformational period for USAC, especially for a company that is over 50 years in age.

The first measure that many investors look to is share price performance. We began January 2025 at $1.78 per share and ended December 31, 2025 at $5.02 per share, an improvement of 182%. Ironically, we were up over 18% on Friday, January 2, 2026. However, we had a wild ride in 2025 with the share price one day hitting a price of $19.71. At the same time, we began the year with a market capitalization of $201 million and ended the year with a market capitalization of $703 million, an increase of 250%. While at the same time, our outstanding shares only increased 24% from the beginning until the end of the year, after raising $106.6 million of additional equity.

Additionally, we started 2025 with cash and cash equivalents on our balance sheet of $18.2 million and ended the year with total liquidity of approximately $90 million including cash, federal bonds and marketable securities, a 395% increase in our total liquid reserves. We are a very healthy company with virtually no indebtedness. Additional highlights for the year in bullet points are as follows:

•	Added significant antimony lease acreage and patented claim positions in both Alaska and Montana

•	Added new tungsten critical mineral lease acreage position in Canada

•	Issued its first zeolite mineral reserve report (400+ year supply) and extended its mineral lease in Idaho for zeolite to Ten Years

•	Started significant expansion operations at the antimony smelter in Thompson Falls with completion on track for the end of January 2026

•	Started mining operations in Montana moving over 800 tons of antimony rock in less than 60 days before winter

•	Restarted the Madero antimony smelter located in Mexico (200 tons per month of capacity)

•	Awarded a $245 Million sole-sourced five-year contract from the Defense Logistics Agency (DLA) for the purchase of antimony ingots to replenish the U.S. National Defense Stockpile – First order of $10 million received

•	Awarded a $106.7 million Industrial Customer five-year contract to provide antimony trisulfide for fire retardants

•	Acquired approximately 10% of the outstanding stock of Larvotto Resources (“LRV”) located in Australia and made offer to acquire 100% of the Company which was rejected by the Board of LRV

•	Dual listed on the NYSE Texas Exchange

•	Completed three separate Registered Direct Stock Offerings totaling $69.2 million

•	Management attended 16 separate institutional investor conferences during calendar year 2025 and met with over 200 separate institutional investors in an effort to tell our story

•	Provided revenue guidance for 2026 of $125 million

•	CEO featured live on television four times on Fox News and once on Bloomberg

•	Reported record Revenues and Cash flow for first three quarters reported in 2025

•	Appointed two new independent board members – General Jack Keane (Retired) and Jon Marinelli

Our growth in revenues in 2025 from $14.9 million in 2024 to approximately $39 million in 2025, or 160%, was predominantly derived from higher pricing on the products we sell, both antimony and zeolite. However, we anticipate that the calendar year 2026 will be different. We currently expect that our growth will come predominantly from higher volumes, not higher prices. This is being accomplished due to our extensive procurement efforts of raw antimony ore from various countries around the world, our own mining success, and our finalization of sales agreements with both our U.S. Government and an industrial customer that exceeds $350 million in the aggregate. Not bad for a company that reported only $15 million in revenues in fiscal year 2024.

One of the accomplishments I am most proud of though is we became the only fully integrated antimony mining company in the world, outside of China and Russia. What does that exactly mean? We mine the antimony raw ore, we crush and process or concentrate the ore (midstream), and we refine the ore into various saleable products at our smelters for our customers. This accomplishment gives us tremendous operating leverage that we have never had before, nor does any other company. It also gives our shareholders an opportunity to potentially realize profit margins down the entire food chain. We did this achievement in one year, which is unheard of in an industry that typically takes decades to open and operate mining assets. You will undoubtedly see some additional results from our mining efforts this year in both the states of Alaska and Montana.

So, what are things you should look for from your management team and board in calendar year 2026:

•	Financial Stability

•	Continued anticipated improvements in both financial and operating performance throughout the year

•	Continued diversity into other critical minerals that are sought by the DoW

•	Exceptional additions to our existing management team to further build “bench strength”

•	Significant growth in antimony ore output for our two smelters (both internal company-owned and international procurements)

•	New technology in some of our processes that we believe is revolutionary and proprietary to our company for use in the USA

•	Possible new Joint Ventures and M&A opportunities within the critical mineral space

•	Continued Federal Provincial Grant Requests, and State Government Contracts within the critical minerals arena where we are already actively involved

We significantly expanded our shareholder mix in 2025 from almost 100% retail investors at the beginning of the year to approximately 30% institutional today. This is partially reflected in our ever-increasing average volume of shares traded daily, which now exceeds 9 million. We also continue to broaden the number of firms that follow us from an equity research perspective. We anticipate the shareholder mix change to greater institutional ownership should continue throughout 2026.

Did we make some mistakes in the calendar year 2025? Of course we did. The question is, did we learn from them? Absolutely. You cannot build a multibillion-dollar company in “warp speed” without making a few mistakes along the way. When you have a talented team of professionals that is vested in your company as shareholders, we are not only working hard for you, but also for our own families as well. We are aligned side-by-side with both retail and institutional shareholders and have one common goal…we want to be the best emerging critical mineral company in North America. The biggest difference between us and most of our competitors is that we are performing now, not two, three, four, or five years from now. We are constantly looking in our rearview mirror to see who is behind us. Right now, we have a tremendous head start and we plan to keep it that way in everything we are doing. Some of the news you will likely see in the near future will demonstrate how far ahead we are thinking, which is “out of the box.” There is no room for complacency. We have been given a tremendous opportunity to be at the right place at the right time with the right assets. Now let’s grow that exponentially for all of our shareholders’ ultimate benefit. At the same time, we should be so very proud to be an American and fulfilling the dire needs of our military to keep all of our families safe from harms way and the many adversaries, that unfortunately, exist around the world and oppose our democracy and way of life. Fortunately, we have a current Administration that shares our concern and point of view. Thank you for your trust and support. Together, we can and will solve these problems of lack of supply in the critical mineral space for the benefit of our children, grandchildren, great-grandchildren and great country.

God Bless You and Happy New Year!

Very truly yours,

Chairman & CEO

cc: UAMY Board of Directors

Forward Looking Statements: All statements in this letter other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors that could cause actual results to differ materially from such statements, many of which are outside the control of UAMY. Forward-looking information includes but is not limited to statements regarding: UAMY’s financial and operational outlook; UAMY’s operational and financial strategies, including planned growth initiatives and the benefits thereof, UAMY’s ability to successfully effect those strategies, and the expected results therefrom. These forward-looking statements generally are identified by the words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” “prospects,” “will,” “would,” “will continue,” “will likely result,” and similar expressions (including the negative versions of such words or expressions).

While UAMY believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties set forth in documents filed by UAMY with the U.S. Securities and Exchange Commission from time to time, including the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and subsequent periodic reports. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. UAMY cautions you not to place undue reliance on the forward-looking statements contained in this letter. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and UAMY assumes no obligation and, except as required by law, does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. UAMY does not give any assurance that it will achieve its expectations.